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                                                                  EXHIBIT (P)(1)

                              [GIANT 5 FUNDS LOGO]

Code of Ethics and Standards of Professional Conduct

Our Code

DIRECTORS, TRUSTEES AND EMPLOYEES OF GIANT 5 FUNDS MUST:

      1. Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

      2. Place the integrity of the investment profession and the interests of clients above their own personal interests.

      3. Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

      4. Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

      5. Promote the integrity of, and uphold the rules governing, capital markets.

      6. Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

Our Standards of Professional Conduct

I. PROFESSIONALISM

      A.    KNOWLEDGE OF THE LAW.

                  o Directors, Trustees and Employees must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Directors, Trustees and Employees must comply with the more strict law, rule, or regulation. Directors, Trustees and Employees must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

      B.    INDEPENDENCE AND OBJECTIVITY.

                  o Directors, Trustees and Employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Directors, Trustees and Employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

      C.    MISREPRESENTATION.

                  o Directors, Trustees and Employees must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

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      D.    MISCONDUCT.

                  o Directors, Trustees and Employees must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. INTEGRITY OF CAPITAL MARKETS

      A.    MATERIAL NONPUBLIC INFORMATION.

                  o Directors, Trustees and Employees who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

      B.    MARKET MANIPULATION.

                  o Directors, Trustees and Employees must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

      A.    LOYALTY, PRUDENCE, AND CARE.

                  o Directors, Trustees and Employees have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Directors, Trustees and Employees must act for the benefit of their clients and place their clients' interests before their employer's or their own interests. In relationships with clients, Directors, Trustees and Employees must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

      B.    FAIR DEALING.

                  o Directors, Trustees and Employees must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

      C.    SUITABILITY.

                  o When Directors, Trustees and Employees are in an advisory relationship with a client, they must:

                          1) Make a reasonable inquiry into a client's or prospective clients' investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

                          2) Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

                          3) Judge the suitability of investments in the context of the client's total portfolio.

                  o When Directors, Trustees and Employees are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

      D.    PERFORMANCE PRESENTATION.

                  o When communicating investment performance information, Directors, Trustees and Employees must make reasonable efforts to ensure that it is fair, accurate, and complete.

      E.    PRESERVATION OF CONFIDENTIALITY.

                  o Directors, Trustees and Employees must keep information about current, former, and prospective clients confidential unless:

                          1) The information concerns illegal activities on the part of the client or prospective client.

                          2)  Disclosure is required by law.

                          3) The client or prospective client permits disclosure of the information.

IV. DUTIES TO EMPLOYERS

      A.    LOYALTY.

                  o In matters related to their employment, Directors, Trustees and Employees must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

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      B.    ADDITIONAL COMPENSATION ARRANGEMENTS.

                  o Directors, Trustees and Employees must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer's interest unless they obtain written consent from all parties involved.

      C.    RESPONSIBILITIES OF SUPERVISORS.

                  o Directors, Trustees and Employees must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

      A.    DILIGENCE AND REASONABLE BASIS.

                  o     Directors, Trustees and Employees must:

                        1) Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

                        2) Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

      B.    COMMUNICATION WITH CLIENTS AND PROSPECTIVE CLIENTS.

                  o     Directors, Trustees and Employees must:

                        1) Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

                        2) Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

                        3) Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

      C.    RECORD RETENTION.

                  o Directors, Trustees and Employees must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

      A.    DISCLOSURE OF CONFLICTS.

                  o Directors, Trustees and Employees must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Directors, Trustees and Employees must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

      B.    PRIORITY OF TRANSACTIONS.

                  o Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

      C.    REFERRAL FEES.

                  o Directors, Trustees and Employees must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

VII. RESPONSIBILITIES AS A DIRECTOR, TRUSTEE OR EMPLOYEE OF GIANT 5 FUNDS

      A.    CONDUCT AS DIRECTORS, TRUSTEES AND EMPLOYEES OF GIANT 5 FUNDS.

                  o Directors, Trustees and Employees must not engage in any conduct that compromises the reputation or integrity of Giant 5 Funds.

Our Code of Ethics and Standards of Professional Conduct have been substantially adopted from the CFA Institute. (C) 2005 CFA Institute

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